Double Eagle Petroleum Company

P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823

FOR RELEASE AT 6:00 AM EST
Date: March 13, 2008

Double Eagle Petroleum Reports 2007 Results

Double Eagle Petroleum Co. (NASDAQ:DBLE) announced today its operating and financial results for the year ended December 31, 2007.

Overview
Richard Dole, Chairman of the Board of Double Eagle, commented: “The year 2007 was a transition year for Double Eagle. With the approval of the Atlantic Rim Environmental Impact Statement (“EIS”), which allows for the drilling of up to 1,800 coal-bed methane wells and 200 conventional oil and gas wells in the Atlantic Rim area, we transitioned our focus and attention to the development of this core asset with the drilling of 33 production wells. This, with the continued development in the Pinedale Anticline where we have a non-operated interest, resulted in estimated proved reserves as of December 31, 2007 of 73.7 Bcfe, an increase of 46% from prior year. These reserves include additions of 45.2 Bcfe which represents a reserve replacement percentage for 2007 of 1,501% of production. The PV-10 value increased 170% from the prior year to $182.6 million. Our existing exploratory projects are being evaluated for future potential but due to the passage of time on these projects, the Company recognized $14,910 of write-off expense and $2,231 of impairment expense relating to existing projects. We look forward to 2008 and the execution of our business plan for the continued development of our properties in the Atlantic Rim and the Pinedale Anticline.”

2007 Financial Summary
Double Eagle announced a net loss attributable to common stock for 2007 of $(11,603) or $(1.47) per share. Earnings for 2006 were $2,109 or $.024 per share. The net loss includes the write-off of previously capitalized exploration costs and dry hole costs of $14,910, and impairment of exploration projects of $2,232. The net loss attributable to common stock also includes $1,810 paid in dividends on the Company’s outstanding Series A Preferred Stock.

Total revenues were $17.2 million for 2007 as compared to $19.0 million in 2006. Production for 2007 was 3.0 Bcfe or 8,252 Mcf per day. This was a decrease of 6% from 2006. The decrease in total gas production is attributable to lower production in the Atlantic Rim and the Pinedale Anticline, somewhat offset by increased production at Madden Deep.

Total production costs related to oil and gas producing activities were up 71% between 2007 and 2006 on a per Mcfe basis. Workover costs at our Catalina Unit caused by severe weather, higher transportation costs at our non-operated properties in the Atlantic Rim and the increased cost of labor and operational supplies explains the majority of the difference. The increase in depletion and depreciation expense from 2006 reflects the increased cost basis of new wells which came on line in the second half of the year, which was partially offset by our increased reserves at December 31, 2007. General and administrative expense increased slightly primarily due to increased professional fees and employee related expenses.

Our balance sheet remains strong with assets totaling $84.6 million and total long-term debt outstanding under our existing credit facility of $3.4 million. Currently, the Company has a borrowing base of $35 million.

Preferred Dividend
Additionally, the Board of Directors declared a cash dividend on its 9.25% Series A Cumulative Preferred Stock (“Series A Preferred Stock”) in the amount of $0.578125 per share, payable on March 31, 2008 to shareholders of record as of March 21, 2008. The Series A Preferred Stock was issued on July 5, 2007 and trades on the NASDAQ Global Select Market under the symbol “DBLEP.”

Results of Operations

	As of and for the year ended December 31,
	2007	2006	2005
Excluding Imbalance Activity:

Net production volumes
Oil (Bbl)	13,963	12,729	15,470
Gas (Mcf)	2,971,122	2,894,894	2,976,094
Mcfe	3,054,900	2,971,268	3,068,914
Average daily production
Mcfe	8,370	8,140	8,408
Including Imbalance Activity:

Net production volumes
Oil (Bbl)	13,963	12,729	15,470
Gas (Mcf)	2,928,335	3,140,653	2,976,094
Mcfe	3,012,113	3,217,027	3,068,914
Average daily production	8,252	8,814	8,408
Mcfe
Average price per unit production
Oil (Bbl)	$63.17	$57.90	$49.26
Gas (Mcf)	$5.18	$5.57	$6.62
Mcfe	$5.33	$5.67	$6.66
Including price risk management activities

Oil and gas production revenues
Oil revenues	$882	$737	$762
Gas revenues	15,162	17,491	19,689

Total	$16,044	$18,228	$20,451

Oil and gas production costs
Production costs	$5,696	$3,560	$3,800
Production taxes	1,933	2,209	2,523

Total	$7,629	$5,769	$6,323

Data on a per Mcfe basis
Average price	$5.33	$5.67	$6.66

Production costs, excluding pipeline	1.89	1.11	1.24
Production taxes	0.64	0.69	0.82
Depletion and amortization	1.51	1.29	1.17

Total operating costs	4.04	3.09	3.23

Gross margin	$1.29	$2.58	$3.43

Gross margin percentage	24%	46%	52%

SUMMARY BALANCE SHEET INFORMATION
(In thousands)

		December 31,	% Change
	2007	2006
Total assets	$84,597	$64,406	31%
Total long-term debt	3,445	13,221	-74%
Total stockholders’ equity	66,596	33,042	102%

SUMMARY CASH FLOW INFORMATION
(In thousands)

	December 31,		% Change
	2007	2006
Net cash provided by operating activities	$5,166	$10,951	-53%
Net cash used in investing activities	(42,056)	(22,241)	89%
Net cash provided by financing activities	36,404	10,470	248%

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except share and per share data)

	Year ended December 31,
	2007	2006	% Change
Revenues
Oil and gas sales	$15,740	$18,228	-14%
Transportation revenue	910	523	74%
Price risk management activities	304	—
Other income, net	243	281	-14%

Total revenues	17,197	19,032	-10%

Expenses
Lease operating expenses	6,341	3,730	70%
Production taxes	1,933	2,209	-12%
Exploration expenses including dry holes	15,399	530	2805%
Impairment of equipment and properties	2,232	—

Total expenses	25,905	6,469	300%

Gross Margin	(8,708)	12,563	-169%
Gross Margin Percentage	-50.6%	66.0%
General and administrative	4,133	3,959	4%
Depreciation, depletion and amortization	5,068	4,909	3%
Other expense (income), net	(163)	187	-187%

Pre-tax income (loss)	(17,746)	3,508	-606%
Provision for deferred taxes	6,143	(1,399)	-539%

Net income (loss)	$(11,603)	$2,109	-650%

Preferred stock requirements	(1,810)	—
Net income (loss) attributable to common stock	$(13,413)	$2,109	-736%

Net income per common share:
Basic	$(1.47)	$0.24	-713%

Fully diluted	$(1.47)	$0.24	-713%

Weighted average shares outstanding:
Basic	9,114,622	8,632,567

Fully diluted	9,114,622	8,655,587

About Double Eagle

Double Eagle Petroleum Co is a growing independent energy company engaged in the exploration, development and sales of domestic oil and natural gas reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. The Company has offices in Casper, Wyoming and Denver, Colorado.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Media Contact:

John Campbell

(303) 794-8445